Exhibit 10.6

2009 ROWAN COMPANIES, INC. INCENTIVE PLAN

(as Amended and Restated and as Assumed and Adopted by

Rowan Companies plc, Effective May 4, 2012)

RESTRICTED SHARE UNIT NOTICE

1.	Grant of Restricted Share Units. Rowan Companies plc, a public limited company incorporated under English law (the “Company”), has assumed and adopted the 2009 Rowan Companies, Inc. Incentive Plan, as amended and restated (the “Plan”). To carry out the purposes of the Plan, and subject to the conditions described in this Notice and the Plan, the Company hereby grants to you (the “Participant”), Restricted Share Units (the “RSUs”), effective as of [insert date] (the “Grant Date”). All capitalized terms not otherwise defined herein shall have the meanings set forth in the Plan; the Plan is incorporated herein by reference as part of this Notice.

2.	Vesting; Payment. The RSUs shall vest and become non-forfeitable with respect to one-third of the RSUs on the first anniversary of the Grant Date and an additional one-third of the RSUs on each of the second and third anniversaries of the Grant Date (each anniversary, a “Vesting Date”), provided that the Participant remains continuously employed by the Company or an Affiliate from the Grant Date to the applicable Vesting Date. Notwithstanding the foregoing, all RSUs not yet vested shall vest immediately upon termination if the Participant’s Employment terminates by reason of the Participant’s Disability or death. In the event of the Participant’s Retirement (as defined in Section 4 below), the Committee may, in its sole discretion, accelerate vesting. If the Participant’s Employment terminates other than by reason of Retirement, Disability or death, the RSUs shall be forfeited as of the date the Participant’s Employment so terminates.

As soon as administratively practicable following the applicable Vesting Date, payment to the Participant of amounts due hereunder shall be made in Shares; provided, however, that in no event shall payment be made later than the 15th day of the third month following the end of the calendar year in which such Vesting Date occurs.

3.	Establishment of Accounts. The Company shall maintain an appropriate bookkeeping record (the “RSU Account”) that from time to time will reflect the Participant’s name and the number of RSUs credited to the Participant.

4.	Retirement. For purposes of this Notice, “Retirement” of an Employee shall have occurred if, as of the Employee’s date of termination of Employment, the Employee is a minimum of 60 years old and has satisfied the requirements for normal retirement pursuant to the policies of the Company in place at the time of termination.

Determination of the date of termination of Employment by reason of Retirement and the satisfaction of the requirements for Retirement shall be based on such evidence as the Committee may require and a determination by the Committee of such date of termination and satisfaction shall be final and controlling on all interested parties.

5.	Disability. For purposes of this Notice, “Disability” means the Participant is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or to last for a continuous period of not less than 12 months, receiving disability benefits under the applicable disability plan of the Company (or of an Affiliate).

Determination of the date of termination of Employment by reason of Disability and the satisfaction of the requirements for Disability shall be based on such evidence as the Committee may require and a determination by the Committee of such date of termination and satisfaction shall be final and controlling on all interested parties.

6.	Employment Relationship. For purposes of this Notice and the RSUs, the Participant shall be considered to be in the Employment of the Company or an Affiliate as long as the Participant is actively providing services to the Company or an Affiliate. In the event the Participant ceases to be in the Employment of the Company or an Affiliate (for any reason whatsoever, whether or not later found to be invalid or in breach of employment laws in the jurisdiction where the Participant is employed or the terms of the Participant’s employment agreement, if any), unless otherwise provided in this Notice or determined by the Company, the Participant’s right to vest in the RSUs under the Plan, if any, will terminate effective as of the date that the Participant is no longer actively providing services and will not be extended by any notice period (e.g., the Participant’s period of active service would not include any contractual notice period or any period of “garden leave” or similar period mandated under employment laws in the jurisdiction where the Participant is employed or the terms of the Participant’s employment agreement, if any).

Any question as to whether and when there has been a termination of such Employment shall be based on such evidence as the Committee may require and a determination by the Committee as to the date of such termination shall be final and controlling on all interested parties.

7.	Dividend Equivalents. The Participant shall be entitled to receive an amount equal to any cash dividend that may be paid on a Share for each RSU held by the Participant when such dividend is paid (“Dividend Equivalent”), provided that (i) the Participant shall have no right to receive the Dividend Equivalent unless and until the associated RSU vests (ii) the Dividend Equivalent shall not accrue interest, and (iii) the Dividend Equivalent shall be paid in cash (reduced by the amount of any Tax-Related Items, as defined below) at the time that the associated RSU vests.

8.	Responsibility for Taxes. The Participant acknowledges that, regardless of any action by the Company or, if different, the Participant’s employer (the “Employer”), the ultimate liability for all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to the Participant’s participation in the Plan and legally applicable to the Participant (“Tax-Related Items”) is and remains the Participant’s responsibility and may exceed the amount actually withheld by the Company or the Employer. The Participant further acknowledges that the Company and/or the Employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the RSUs, including, but not limited to, the grant, vesting or settlement of the RSUs, the subsequent sale of any Shares acquired pursuant to the RSUs and the receipt of any dividends or dividend equivalents, and (ii) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the RSUs to reduce or eliminate the Participant’s liability for Tax-Related Items or achieve any particular tax result. Further, if the Participant is subject to Tax-Related Items in more than one jurisdiction between the Grant Date and the date of any relevant taxable or tax withholding event, as applicable, the Participant acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

Prior to any relevant taxable or tax withholding event, as applicable, the Participant agrees to make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all Tax-Related Items. In this regard, the Participant authorizes the Company and/or the Employer, or their respective agents, at their discretion to satisfy the obligations with regard to all Tax-Related Items by one or a combination of the following:

(a) withholding from the Participant’s wages or other cash payment (including the cash payment referred to in Section 7 above) made to the Participant by the Company and/or the Employer;

(b) withholding from proceeds of the sale of Shares acquired upon payment of the RSUs either through a voluntary sale or through a mandatory sale arranged by the Company (on the Participant’s behalf pursuant to this authorization without further consent);

(c) selling or transferring to the employee benefit trust established in connection with the Company’s adoption and assumption of the Plan a number of Shares that would otherwise be issued upon payment of the RSUs; or

(d) withholding in Shares to be issued upon payment of the RSUs, provided, however, that if the Participant is a Section 16 officer of the Company under the Exchange Act, the Participant may elect the method of withholding from alternatives (a)-(d) herein in advance of any relevant withholding event, and in the absence of the Participant’s timely election, the Company will withhold in Shares upon the relevant withholding event.

Depending on the withholding method, the Company may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding amounts or other applicable withholding rates, including maximum applicable rates in which case the Participant will receive a refund of any over-withheld amount in cash and will have no entitlement to the equivalent in Shares. If the obligation for Tax-Related Items is satisfied by withholding in Shares, for tax purposes, the Participant is deemed to have been issued the full number of Shares subject to the vested RSUs, notwithstanding that a number of the Shares are held back solely for the purpose of paying the Tax-Related Items.

The Participant agrees to pay to the Company or the Employer, any amount of Tax-Related Items that the Company or the Employer may be required to withhold or account for as a result of the Participant’s participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to issue or deliver the Shares or the proceeds of the sale of Shares, if the Participant fails to comply with the Participant’s obligations in connection with the Tax-Related Items.

9.	Reorganization of the Company. The existence of this Notice shall not affect in any way the right or power of the Company or its shareholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the Company’s capital structure or its business; any merger or consolidation of the Company; any issuance of bonds, debentures, preferred or prior preference shares ahead of or affecting the Shares or the rights thereof; the dissolution or liquidation of the Company; any sale or transfer of all or any part of its assets or business; or any other corporate act or proceeding, whether of a similar character or otherwise.

10.	Recapitalization Events. In the event of share dividends, spin-offs of assets or other extraordinary dividends, share splits, combinations of shares, recapitalizations, mergers, consolidations, reorganizations, liquidations, issuances of rights or warrants and similar transactions or events involving the Company (“Recapitalization Events”), then for all purposes references herein to Shares or to RSUs shall mean and include all securities or other property (other than cash) that holders of Shares are entitled to receive in respect of Shares by reason of each successive Recapitalization Event, which securities or other property (other than cash) shall be treated in the same manner and shall be subject to the same restrictions as the underlying RSUs.

11.	Transfer of RSUs. No right to receive payment hereunder shall be transferable or assignable by the Participant, except by will or the laws of descent and distribution in the event of the Participant’s death as provided in Section 2 above.

12.	Certain Restrictions. By accepting the RSUs granted under this Notice, the Participant acknowledges that he or she will enter into such written representations, warranties and Notices and execute such documents as the Company may reasonably request in order to comply with the terms of this Notice or the Plan, or securities laws or any other applicable laws, rules or regulations.

13.	Recoupment. Notwithstanding any provision of this Notice to the contrary, the Committee may, in its sole discretion:

(a) recoup from the Participant all or a portion of the Shares issued or cash paid under this Notice if the Company’s reported financial or operating results are materially and negatively restated within five years of the grant or payment of such amounts; and

(b) recoup from the Participant if, in the Committee’s judgment, the Participant engaged in conduct which was fraudulent, negligent or not in good faith, and which disrupted, damaged, impaired or interfered with the business, reputation or Employees of the Company or its Affiliates or which caused a subsequent adjustment or restatement of the Company’s reported financial statements, all or a portion of the Shares issued or cash paid under this Notice within five years of such conduct.

In addition, the RSUs are subject to the requirements of (i) Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (regarding recovery of erroneously awarded compensation) and any implementing rules and regulations thereunder, (ii) similar rules under the laws of any other jurisdiction and (iii) any policies adopted by the Company to implement such requirements, all to the extent determined by the Company in its discretion to be applicable to the Participant.

Any Shares subject to recoupment may be transferred to the employee benefit trust established in connection with the Company’s adoption and assumption of the Plan, and the Participant agrees to execute any documents necessary to effectuate such transfer.

14.	Code Section 409A; No Guarantee of Tax Consequences. This award of RSUs is intended to be exempt from Code Section 409A and the provisions hereof shall be interpreted and administered consistently with such intent. The Company makes no commitment or guarantee to the Participant that any particular tax treatment will apply or be available to any person eligible for benefits under this Notice.

15.	Data Privacy. The Participant explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of the Participant’s personal data as described in this Notice and any other grant materials by and among the Company, the Employer and any Affiliates for the exclusive purpose of implementing, administering and managing the Participant’s participation in the Plan.

The Participant understands that the Company, the Employer and any Affiliates may hold certain personal information about the Participant, including, but not limited to, the Participant’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares or directorships held in the Company, details of all RSUs or any other entitlement to shares awarded, canceled, exercised, vested, unvested or outstanding in the Participant’s favor, for the exclusive purpose of implementing, administering and managing the Plan (“Data”).

The Participant understands that Data will be transferred to such share plan service provider as may be selected by the Company, which is assisting the Company with the implementation, administration and management of the Plan. The recipients of Data may be located in the United States or elsewhere, and the recipients’ country (e.g., the United States) may have different data privacy laws and protections than the Participant’s country. The Participant may request a list with the names and addresses of any potential recipients of Data by contacting his or her human resources representative. The Participant authorizes the Company and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer Data, in electronic or other form, for the sole purpose of implementing, administering and managing his or her participation in the Plan. Data will be held only as long as is necessary to implement, administer and manage the Participant’s participation in the Plan. The Participant may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing his or her human resources representative. Further, the Participant is providing his or her consents herein on a purely voluntary basis. If the Participant does not consent, or if the Participant later seeks to revoke his or her consent, his or her Employment status or service and career with the Employer will not be adversely affected; the only adverse consequence of refusing or withdrawing the Participant’s consent is that the Company would not be able to grant RSUs or other equity awards to the Participant or administer or maintain such awards. Therefore, the Participant’s refusal or withdrawal of his or her consent may affect the Participant’s ability to participate in the Plan. For more information on the consequences of the Participant’s refusal to consent or withdrawal of consent, the Participant may contact his or her human resources representative.

16.	Electronic Delivery and Participation. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. The Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

17.	Nature of Grant. In accepting the RSUs, the Participant acknowledges, understands and agrees that:

(a) the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan;

(b) the grant of the RSUs is voluntary and occasional and does not create any contractual or other right to receive future grants of RSUs, or benefits in lieu of RSUs, even if RSUs have been granted in the past;

(c) all decisions with respect to future RSUs or other grants, if any, will be at the sole discretion of the Company.

(d) the grant of RSUs and the Participant’s participation in the Plan shall not create a right to Employment or be interpreted as forming an Employment or service contract with the Company, the Employer or any Affiliate and shall not interfere with the ability of the Company, the Employer or any Affiliate, as applicable, to terminate the Participant’s Employment relationship (if any);

(e) the Participant is voluntarily participating in the Plan;

(f) the RSUs and the Shares subject to the RSUs are not intended to replace any pension rights or compensation;

(g) the RSUs and the Shares subject to the RSUs are not part of normal or expected compensation for any purpose, including, but not limited to, calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long service awards, pension or retirement or welfare benefits or similar payments;

(h) the future value of the underlying Shares is unknown, indeterminable and cannot be predicted with certainty;

(i) no claim or entitlement to compensation or damages shall arise from forfeiture of the RSUs resulting from the termination of Participant’s Employment or other service relationship to the Company or the Employer (for any reason whatsoever whether or not later found to be invalid or in breach of employment laws in the jurisdiction where the Participant is employed or the terms of the Participant’s employment agreement, if any), and in consideration of the RSUs to which the Participant is otherwise not entitled, the Participant irrevocably agrees never to institute any claim against the Company, its Affiliates or the Employer, waives his or her ability, if any, to bring any such claim, and releases the Company, its Affiliates and the Employer from any such claim; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the Plan, the Participant shall be deemed irrevocably to have agreed not to pursue such claim and agrees to execute any and all documents necessary to request dismissal or withdrawal of such claim;

(j) unless otherwise provided in the Plan or by the Company in its discretion, the RSUs and the benefits evidenced by this Notice do not create any entitlement to have the RSUs or any such benefits transferred to, or assumed by, another company nor to be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the Shares; and

(k) neither the Company, the Employer nor any Affiliate shall be liable for any foreign exchange rate fluctuation between the Participant’s local currency and the United States Dollar that may affect the value of the RSUs or of any amounts due to the Participant pursuant to the payment of the RSUs or the subsequent sale of any Shares acquired upon payment.

18.	No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the Participant’s participation in the Plan, or the Participant’s acquisition or sale of the underlying Shares. The Participant is hereby advised to consult with his or her own personal tax, legal and financial advisors regarding his or her participation in the Plan before taking any action related to the Plan.

19.	Amendment and Termination. Except as otherwise provided in the Plan or this Notice, no amendment of this Notice that adversely affects the Participant’s rights hereunder in any material respect or termination of this Notice shall be made by the Company without the written consent of the Participant.

20.	Binding Effect. This Notice shall be binding upon and inure to the benefit of any successors to the Company and all persons lawfully claiming under the Participant.

21.	Governing Law. This Notice shall be governed by, and construed in accordance with, the laws of England and Wales, without regard to conflict of laws principles.

22.	Severability. In the event that any provision of this Notice shall be held illegal, invalid, or unenforceable for any reason, such provision shall be fully severable and shall not affect the remaining provisions of this Notice, and this Notice shall be construed and enforced as if the illegal, invalid, or unenforceable provision had never been included herein.

23.	Imposition of Other Requirements. The Company reserves the right to impose other requirements on the Participant’s participation in the Plan, on the RSUs and on any Shares issued under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require the Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

24.	Waiver. A waiver by the Company of breach of any provision of this Notice shall not operate or be construed as a waiver of any other provision of this Notice, or of any subsequent breach by the Participant or any other Participants.

By signing below, the Participant agrees to the terms and conditions of the grant of RSUs as set forth in this Notice.

[Name]	[Date]